Exhibit 99.1

Semler Scientific, Inc. Appoints Risk Management and Business Development Expert Aidan M. Collins to its Board of Directors and Chairman of the Audit Committee

PORTLAND, Ore. – July 8, 2014 – Semler Scientific, Inc. (Nasdaq: SMLR; “Semler”), an emerging medical risk-assessment company whose mission is to develop, manufacture and market patented products that identify the risk profile of medical patients to allow healthcare providers to capture full reimbursement potential for their services, today announced the appointment of Aidan M. Collins to the company’s board of directors and as chairman of the audit committee. With an extensive career in healthcare risk management and business development, Mr. Collins brings a wide range of expertise in strategic, operational and financial management to the Semler team.

“Aidan’s experience in developing analytical tools for managing operational risk for healthcare companies and improving operations, including cost reduction, is critical for Semler’s development,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler. "His leadership skills in business development will also be greatly beneficial as we identify and implement growth opportunities for our company.”

Mr. Collins currently serves as the chief executive officer and founder of ControlMetric, Inc., a consulting and software company focused on bringing data-driven, fact-based approaches to operational risk management. Mr. Collins is responsible for all aspects of company operations, including business development, marketing and external relations. Prior to ControlMetric, Mr. Collins served as a partner at Bain & Company, from 2007 to 2010, where he led client relationships and consulting projects covering a range of strategic and operations issues, including IT strategy, cost reduction, post-merger integration and operations improvement. From 2004 to 2007, Mr. Collins was a partner in the advisory services practice at PricewaterhouseCoopers LLP, where he was a leader in the information technology effectiveness and healthcare payer practices in Northern California. Prior to that, Mr. Collins served as the senior vice president, sales and marketing in the healthcare group at Perot Systems, from 2002 to 2004, where he was responsible for leading sales and business development efforts for large healthcare organizations nationwide, focused on selling business process and technology outsourcing services to large healthcare payers. From 1992 to 2002, Mr. Collins served as partner with the enterprise risk services group at Deloitte & Touche LLP, where his responsibilities included leading the firm’s national practice related to the Health Insurance Portability and Accountability Act (HIPAA) and the information security services practice in Northern California and Hawaii. Mr. Collins holds an MBA from The Wharton School, University of Pennsylvania, an MHA from the University of North Carolina at Chapel Hill and a BE from University of Limerick in Ireland.

Mr. Collins’ appointment increases Semler’s board to eight members.

About Semler Scientific, Inc.:

Semler Scientific, Inc. is an emerging medical risk-assessment company. Its mission is to develop, manufacture and market patented products that identify the risk profile of medical patients to allow healthcare providers to capture full reimbursement potential for their services. Semler's first patented and U.S. Food and Drug Administration, or FDA, cleared product, is FloChec®. FloChec® is used in the office setting to allow providers to measure arterial blood flow in the extremities and is a useful tool for internists and primary care physicians for whom it was previously impractical to conduct blood flow measurements. FloChec® received FDA 510(k) clearance in February 2010, Semler began Beta testing in the third quarter of 2010, and Semler began commercially leasing FloChec® in January 2011. Semler closed the initial public offering of its common stock on February 26, 2014 and its common stock is now listed on the NASDAQ Capital Market under the ticker symbol “SMLR.” Additional information about Semler can be found at www.semlerscientific.com.

CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

212 966 3650

SOURCE: Semler Scientific, Inc.

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